Exhibit 10.2

VIA HAND DELIVERY

November 5, 2012

Michael W. Zellner

Re: Transition and Release Agreement

Dear Mike:

Thank you for agreeing to remain in the position of VP, Finance and Chief Financial Officer of PMC-Sierra, Inc. (“PMC” or the “Company”) beyond your original Separation Date of November 9, 2012.

Once countersigned by you, this letter (this “Amendment One”) confirms our understanding of the terms of the extension of your employment and amends, only as stated, the terms of your Transition and Release Agreement dated August 7, 2012 (the “Transition Agreement”) as follows:

A. “Transition Period” and “Separation Date”: You and PMC agree that you will remain in PMC’s employment in your current role from now until a date to be determined but no later than December 31, 2012 (the “Transition Period”). Either you or PMC may terminate your employment within the Transition Period with at least ten (10) day’s written notice and that date will become the “Separation Date” for purposes of your rights and obligations under the Transition Agreement, as amended by this Amendment One. While you remain employed during the Transition Period, you will continue to receive your current salary and benefits as stated in Section 1 of the Transition Agreement.

B. Separation payment and benefits: There is no change to the amount or terms and conditions of the Separation Payment specified in Section 2 of the Transition Agreement. The extended period to exercise which is covered in Section 3(b) of the Transition Agreement will commence the day after the new Separation Date and will continue through the earlier of (i) the 180th day following the Separation Date or (ii) the expiration of the grant.

C. Limited payment of COBRA premiums: The conditional entitlement to receive payment of COBRA premiums as described in Section 5 shall continue through the end of the ninth month following your new Separation Date.

D. Legal: Unless expressly addressed by this Amendment One, the Transition Agreement remains in full force and effect. In the case of a conflict between this Amendment One and the Transition Agreement, this Amendment One has precedence. Unless otherwise amended, defined terms shall have the meaning ascribed to them by the Transition Agreement. This Amendment together with the Transition Agreement, the Indemnification Agreement, the Change of Control Agreement, the Confidentiality Agreement and the grant agreements associated with each equity grant (not exclusive to those grants identified in the Transition Agreement) constitute the entire Agreement between you and PMC with respect to any matters referred to herein.

Thank you again, Mike, for your continuing support of PMC.

Yours truly,

/s/ Gregory S. Lang
Gregory S. Lang
President and Chief Executive Officer

AGREEMENT OF EMPLOYEE:

My signature below signifies my agreement with Amendment One to the Transition Agreement and my understanding that the terms of the Transition Agreement, including without limitation the General Release, remain in full force and effect except as expressly amended by this Amendment One.

Signed:	/s/ Michael W. Zellner	Date:	November 5, 2012
Michael W. Zellner